EXHIBIT 21.1

SUBSIDIARIES OF
TITAN MACHINERY INC.

Name	Ownership	Jurisdiction of Incorporation/ Organization
NW Property Solutions LLC	100%	North Dakota
Titan European Holdings S.a.r.l.	100%	Luxembourg
Titan Machinery Ukraine LLC	100%	Ukraine
Titan Machinery Austria GmbH	100%	Austria
Titan Machinery Romania S.R.L.	100%	Romania
Titan Machinery Bulgaria AD	100%	Bulgaria
Titan Machinery Deutschland GmbH	100%	Germany
Northern Meridian LLC	100%	North Dakota
Heartland Agriculture LLC	100%	Iowa
Heartland Solutions LLC	100%	Nebraska
Heartland Leverage Lender	100%	Nebraska
Heartland Ag Kansas LLC	100%	Kansas
Heartland Guaranty LLC	100%	Nebraska
National Machinery Shield Warranty Co	100%	Nebraska